AZ CORPORATION COMMISSION
FILED

JUL 24 2006

FILE NO. -0527136-6

EXPEDITED

ARTICLES OF AMENDMENT

A.R.S. §10-1006
FEE $25.00 A.R.S. §122.A

International Silver, Inc.
[Name of Corporation]

1. The name of the corporation is International Silver, Inc.
2. Attached hereto as Exhibit A is the text of each amendment adopted.
3. ☒ The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

   ☐ Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

   ☐ The amendment provides for exchange, reclassification or cancellation of issued shares. Such actions will be implemented as follows:

   ____

   ____

4. The amendment was adopted the 14 day of July, 2006
5. ☐ The amendment was adopted by the ☐ incorporators ☐ board of directors without shareholder action and shareholder action was not required.

   ☒ The amendment was approved by the shareholders. There is (are) one voting groups eligible to vote on the amendment. The designation of voting groups entitled to vote separately on the amendment, the number of votes in each, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

   The voting group consisting of 1,000 outstanding shares of Common [class or series] stock is entitled to 1,000 votes. There were votes present at the meeting. The voting group cast 1,000 votes for and 0 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

ARS §10-140 requires that changes to corporation(s) be executed by an officer of the corporation, whose file is to be changed.

CF: 0040
Rev: 09/05

PAID
60.00
V1674

The voting group consisting of ______________ outstanding shares of ______________ [class or series] stock is entitled to ______________ votes. There were ______________ votes present at the meeting. The voting group cast ______________ votes for and ______________ votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

DATED as of this 14 day of July, 2006

International Silver, Inc.
[name of corporation]

By: [signature]

Harold R. Shipes, President
[name] [title]

CF: 0040
Rev: 09/05

EXHIBIT A

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
INTERNATIONAL SILVER, INC.

Pursuant to the provision of Section 10-1003 and 10-1006 of the Arizona Revised Statutes, the Undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1. Article IV is deleted in its entirety and amended to read:

"ARTICLE IV.

The Corporation shall have the authority to issue five hundred million (500,000,000) shares of common stock with a par value of $.0001 per share."

Dated July 14, 2006

International Silver, Inc.

By: Harold R. Shipes, President